Filed Pursuant to Rule 424(b)(7)

Registration No. 333-224337

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated June 26, 2018)

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

Primary Offering of

8,480,000 Shares of Common Stock Upon Exercise of Warrants

Secondary Offering of

15,418,626 Shares of Common Stock
3,273,803 Warrants to Purchase One-Half of One Share of Common Stock

The following information amends and supplements information contained in the prospectus, dated June 26, 2018, relating to the offer and sale of up to 8,480,000 shares of our common stock, par value $0.0001 per share (“Common Stock”), which consist of (a) 7,500,000 shares that may be issued upon the exercise of 15,000,000 warrants originally sold as part of units in our July 2016 initial public offering (the “IPO”), (b) 230,000 shares that may be issued upon the exercise of 460,000 warrants originally issued to certain investors in a private placement that closed simultaneously with the consummation of the IPO and (c) 750,000 shares that may be issued upon exercise of 1,500,000 warrants issued in a private placement transaction in March 2018 to certain investors. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information that is presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our Common Stock involves certain risks. See “Risk Factors” beginning on page 8 of the prospectus and any risk factors included in any accompanying prospectus supplement and in the documents incorporated by reference in the prospectus for a discussion of the factors you should carefully consider before deciding to purchase our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 26, 2019.

SELLING SECURITYHOLDERS

The following information is being provided to update the selling securityholder table in the prospectus to reflect (i) the transfer of 37,239 shares of Common Stock by Islet Management, LP to certain of its affiliated funds named below and (ii) the sale by Polar Multi-Strategy Master Fund of 32,169 shares of Common Stock and (iii) the sale by Jefferies LLC of 99,077 shares of Common Stock. Where the name of a selling securityholder identified in the table below also appears in the table in the prospectus the information set forth in the table below regarding that selling securityholder supersedes and replaces the information regarding such selling securityholder in the prospectus.

	Shares Beneficially Owned Prior to the Offering		Shared Offered Hereby	Shares Beneficially Owned After the Offering
Selling Securityholder	Number	Percentage (*)	Number	Number
Polar Multi-Strategy Master Fund(3)	285,714	*	285,714	0
Highmark Long/Short Equity 4 Limited (7)	24,587	*	24,587	0
Islet Master Fund, L.P. (7)	8,601	*	8,601	0
Brown Cayman I Limited (7)	4,051	*	4,051	0
Islet Management, LP	0	*	0	0
Jefferies LLC	0	*	0	0

(*)         Represents less than 1%

(3)         Polar Asset Management Partners Inc. is the investment advisor of Polar Multi-Strategy Master Fund and, as such, has full authority to manage the affairs and investments of Polar Multi-Strategy Master Fund. Mr. Paul Sabourin is the Chief Investment Officer of Polar Asset Management Partners, Inc. and, as such, has full authority to manage the investments of Polar Asset Management Partners, Inc. Mr. Sabourin may be deemed to have voting and investment power with respect to the reporting shares.

(7)         Highmark Long/Short Equity 4 Limited, Islet Master Fund, L.P. and Brown Cayman I Limited are funds affiliated with Islet Management, LP (the “Islet Funds”). Mr. Joseph Samuels is the chief executive officer of Islet Management, LP and has the ultimate authority to manage the affairs and investments of the Islet Funds.